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                                                                     Exhibit 3.2

                              Amendments to Bylaws



         1. Article II, Section 2 of the Bylaws of this corporation is amended to read in its entirety as follows:

         Section 2. Special Meetings. Unless otherwise prescribed by statute, special meetings of the shareholders may be called for any purpose by the president, by the board of directors, or by any two directors.

         2. Article II, Section 12 of the Bylaws of this corporation is amended to read in its entirety as follows:

         Section 12. Action by Shareholders By Written Consent Prohibited. All actions required or permitted to be taken by the shareholders shall be taken at a duly convened meeting of shareholders. No shareholder action may be taken by written consent.

         3. Article II of the Bylaws is amended by adding a new Section 14, as follows:

         Section 14. Advance Notice of Nominations of Persons for Election to the Board of Directors and Other Matters

                    (a) Nominations. Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the shareholders may be made at an annual meeting of the shareholders only
         (A) pursuant to the corporation's notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or (C) by any shareholder of the corporation who was a shareholder of record of the corporation at the time the notice provided for in this Section is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section.

                  (b) Notice. For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause
         (C) of Section 14(a), the shareholder must have given timely notice thereof in writing to the Secretary and any such proposed business other than the nominations of persons for election to the Board of Directors must constitute a proper matter for shareholder action. To be timely, a shareholder's notice must be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the first anniversary of the preceding year's annual meeting (provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the shareholder must be so delivered


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         not earlier than the close of business on the 120th day before such annual meeting and not later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation). In no event will the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder's notice as described above. Such shareholder's notice will set forth:
         (A) as to each person whom the shareholder proposes to nominate for election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (and such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such shareholder, as they appear on the corporation's books, and of such beneficial owner, (2) the class and number of shares of capital stock of the corporation that are owned beneficially and of record by such shareholder and such beneficial owner, (3) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose such business or nomination, and (4) a representation whether the shareholder or beneficial owner, if any, intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from shareholders in support of such proposal or nomination. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation.

                 (c) Increase in Number of Directors. Notwithstanding anything in the second sentence of paragraph (b) above to the contrary, if the number of directors to be elected to the Board of Directors at the annual meeting is increased and there is no public announcement by the corporation naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this Section will

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         also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to the Secretary of the corporation at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

                  (d) Special Meetings of Shareholders. Only such business will be conducted at a special meeting of the shareholders as will have been brought before the meeting pursuant to the corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of the shareholders at which directors are to be elected pursuant to the corporation's notice of meeting (A) by or at the direction of the Board of Directors or (B) provided that the Board of Directors has determined that directors will be elected at such meeting, by any shareholder of the corporation who is a shareholder of record at the time the notice provided for in this
         Section is delivered to the Secretary, who is entitled to vote at the meeting and upon such election, and who complies with the notice procedures set forth in this Section. If the corporation calls a special meeting of the shareholders for the purpose of electing one or more directors to the Board of Directors, any shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation's notice of meeting, if the shareholder's notice required by paragraph (b) is delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the 120th day before such special meeting and not later than the close of business on the later of the 90th day before such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event will the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a shareholder's notice as described above.

                  (e) Eligibility. Only persons who are nominated in accordance with the procedures set forth in this Section 14 will be eligible to be elected at an annual or special meeting of the shareholders of the corporation to serve as directors and only such business will be conducted at a meeting of the shareholders as will have been brought before the meeting in accordance with the procedures set forth in this Section. Except as otherwise provided by law, the Chairman of the Board, as chairman of the meeting, will have the power and duty (A) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 14 (including whether the shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is made or solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such shareholder's nominee or proposal in compliance with

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         such shareholder's representation as required by this Section 14 if any proposed nomination or business was not made or proposed in compliance with the Section 14, to declare that such nomination will be disregarded or that such proposed business will not be transacted.

         (f) Compliance With Exchange Act. Notwithstanding the foregoing provisions of this Section 14, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this
         Section 14. Nothing in this Section 14 will be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.



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